Exhibit 10.5

National Australia Bank Limited
ABN 12 004 044 937
AFSL 230686

Global Assignment Services 800 Bourke Street Docklands, VIC 3008 Direct Telephone: +61 3 8634 8730

8 November 2012

Peter Chapman

General Manager Finance,

Performance Management &

Non-Traded Business

500 Bourke Street

Melbourne, VIC, 3000

Dear Peter,

I am pleased to confirm your appointment to the position of Chief Financial Officer, Great Western Bank reporting to Ken Karels and located Sioux Falls in the United States of America (US). During this international assignment to the US, you will remain an employee of National Australia Bank Limited.

Your remuneration and other assignment conditions will be determined in accordance with the NAB’s Group International assignment Policy (the “Policy”), which may be amended from time to time. The Policy is essential reading for you to enable you to become familiar with the remuneration, benefits and relocation arrangements that will apply to your international assignment to the US.

TERM OF APPOINTMENT

Your international assignment to the US will commence during the month of January 2013 and is expected to be for an initial period of two years; however, the NAB reserves the right to amend the term at any time and for any reason.

REMUNERATION AND BENEFITS

Total Fixed Employment Compensation

During the period of your international assignment, you will be paid in the US as a regional member of staff. Your fixed employment compensation in the US has been set after taking into consideration US salary rates and the temporary nature of your international assignment.

As your fixed employment compensation will be paid in the US you will be required to pay US taxes and statutory government levies on that remuneration. This will be paid from the Commencement Date and paid in line with the NAB’s US pay cycles.

Your fixed employment compensation in the US will be USD $310,000 per annum.

Housing, Furniture and Utilities

As an exception to the Policy you may be reimbursed up to a net amount of USD 3200 per month to assist towards the cost of rental accommodation in the US, however, you will be responsible for the cost of all utilities (gas, electricity, etc).

Superannuation Fund

You will remain a member of your home country fund where applicable (“the Fund”). The NAB will continue to make appropriate employer contributions to the Fund on your behalf during your international assignment, based on your home country base salary.

Superannuation Cash Allowance

The Maximum Earnings Benefit is set by the ATO each year and determines the maximum amount of employer superannuation contributions an individual can receive in that year. This means that anyone earning above the MEB will have some of their employer superannuation contributions converted to cash and redirected into their pay (subject to tax at the applicable rate).

The MEB is currently AUD $183,000 meaning the maximum employer superannuation contribution to an employee’s account will be AUD $18,300 per annum. Your superannuation cash allowance is therefore confirmed as follows:

Effective:	November 2012
Australia TEC:	AUD $300,000
Australia TRP:	AUD $272,727.27
Current Employer Superannuation Contribution:	AUD $ 27272.73
MEB Contribution Limit:	AUD $ 18,300
Superannuation Contribution in Excess of the MEB:	AUD $ 8,972.73
Rate of Exchange:	1.02273
Host Currency Amount to be Paid:	USD $ 9176.68 per annum

Performance Incentive

You are eligible to participate in the National’s Short-Term Incentive (STI) plan. Your target annual STI reward for your assignment is 30% of your US fixed remuneration. STI rewards are subject to the terms and conditions of the STI Plan in respect of those rewards at the relevant time.

NAB Employee Equity - Performance Options, Performance Rights, and Share Schemes

Where applicable, participation will be in accordance with the eligibility criteria of NAB’s performance options, performance rights and share plans. This benefit will not be “tax equalised” or “tax protected” from the Commencement Date.

Personal Income Tax

You will need to have a good understanding of your tax position that will apply during your international assignment to the US, as there will be no tax equalisation or tax protection on employment or non-employment income. You will be required to have a tax briefing with Deloitte (currently the NAB’s taxation service providers) to gain a better understanding of any tax implications arising on your accepting this International assignment. By signing this letter, you agree that all taxation matters are your responsibility from the Commencement Date.

During your international assignment, your US and Australian tax returns will be prepared by Deloitte for yourself, the cost of which will be borne by the NAB. Tax return assistance will be provided during your International assignment and for the year of return to Australia.

Annual Leave

Annual leave will be in accordance with NAB’s US policy and effective from the Commencement Date.

Sick Leave

Sick leave will be in accordance with NAB’s US policy and will be effective from the Commencement Date.

Home Travel

As an exception to the Policy, one home travel benefit will accrue after each completed year of assignment. Return economy class airfares will be provided for you and your dependent family. Home travel may be taken by mutual agreement between you and you line manager.

Motor Vehicle

As an exception to the Policy, two motor vehicles will be provided for your personal use, the cost of which is benchmarked in terms of Great Western Bank policy. You will not be charged for the cost of the motor vehicle.

Health Insurance

The NAB’s global provider, Marsh Pty Ltd, will provide Health Insurance for you and your dependent family for the term of your international assignment.

Transfer Allowance

A transfer allowance of AUD 4,300 (net) will be paid to you prior to your departure in accordance with Policy. This amount is to be grossed up for Australian tax purposes. This allowance is to cover costs associated with your transfer excluding those costs outlined in “Pre-Departure Transfer Arrangements” below. In accordance with Policy, a Transfer Allowance will also be payable to you upon your repatriation.

PRE-DEPARTURE TRANSFER ARRANGEMENTS

A Global Assignment Coordinator (GAC) from Sirva, the NAB’s global provider of relocation services, will be in contact with you shortly after your acceptance of this international assignment to provide you with a US briefing. Your GAC will also guide you through the entire moving process and will assist you on your arrival in the US. Your GAC will also keep you updated with the progress of your move and relevant information will be available to you through Sirva’s website. Access and password details will be provided to you by your GAC.

Visa Status

The NAB will sponsor you for a temporary work visa to allow you to work in the US. This appointment and your participation in the assignment are conditional upon a work permit or visa being approved. An immigration consultant from Sirva will be in touch to coordinate the visa application.

Health Assessment

You and your dependent family are required to participate in the NAB’s international assignee health assessment program prior to your departure for the US. Details and forms are available through the Sirva website. It is advisable to have these assessments carried out quickly, as you will be unable to commence your assignment until they have been completed. This will also be required upon your repatriation.

Taxation Briefing

It is essential that you have a comprehensive understanding of the tax implications of your international assignment to the US. Therefore, it is suggested that you meet with Deloitte to discuss your tax position as soon as possible. Deloitte have been notified of your proposed assignment and a consultant will be in contact with you to arrange a mutually-suitable time for the briefing.

Cross-Cultural Briefing

Prior to moving to the US, you and your dependent family will have the opportunity to attend a briefing on the cultural differences between the US and Australia. This will also provide useful on the ground information, and it is suggested that you undertake this early in the pre-departure process. Your GAC will arrange this for you.

Shipping and Storage

Your GAC will arrange for a quote to be carried out by a shipping company with regard to moving your personal effects to the US. You will be permitted to send 100 kilograms per family member by airfreight and the remainder by seafreight. This sea shipment will be limited to a twenty-foot container. Your GAC will also arrange transit insurance for your freight.

During the term of your international assignment to the US, the NAB will meet the cost of storing and insuring your furniture and personal effects in Australia including one motor vehicle. Your GAC will also arrange storage requirements.

Temporary Accommodation

Your GAC will arrange for up to three days’ accommodation in a serviced apartment (if required) immediately prior to your departure to the US. The NAB will meet the cost of this accommodation; however, all other costs (food, laundry, telephone calls, etc.) will be borne by you.

Travel to and from Assignment

Business class travel is approved for you and your dependent family when travelling on the approved travel route to your international assignment and will similarly apply on your repatriation.

ARRIVAL IN THE US

Temporary Accommodation

Your GAC will arrange transportation for you and your dependent family from the airport to your temporary accommodation in the US. This accommodation will have been booked in advance and is generally for a period of up to six weeks while you find more permanent accommodation. The NAB will meet the cost of this accommodation; however, all other costs (food, laundry, telephone calls, etc.) will be borne by you.

Home Search and Orientation

A relocation consultant from Sirva in the US will assist with your home search and will provide you with an arrival information pack. The consultant will also be available to answer any immediate questions you may have regarding your new location.

Settling-in Leave

You are entitled to two working days’ paid special leave for settling-in purposes in the US.

FURTHER INFORMATION

Please contact me on +61 3 8634 8765 if you have any queries regarding your international assignment to the US.

ACCEPTANCE

Would you please sign and return the original of this letter and return it to me to confirm your acceptance of the terms of your International assignment to the US.

Peter, I would like to take this opportunity to wish you success on your international assignment to the US and look forward to your ongoing support and commitment to the NAB.

Yours sincerely

Kelly Kotsakis

Manager Global Assignment Services

ACCEPTANCE

I, Peter Chapman, acknowledge that I have read and understood the terms of the International assignment to the US, as set out in this letter and as contained in the NAB’s Group International assignment Policy (as amended from time to time) (the “International assignment”), and I hereby:

1.	accept the terms and conditions of the international assignment and agree not to discuss this information with other employees or international assignees of the NAB or any subsidiary or associated company of the NAB;

2.	agree to abide by the terms and conditions of the NAB’s Group International Assignment Policy and associated attachments and agree not to discuss this information with other employees or international assignees of the NAB or any subsidiary or associated company of the NAB;

3.	agree to abide by the NAB’s corporate principles and behaviours and compliance standards, the NAB’s policies and procedures and all local laws, regulations and obligations that are applicable to me and my position during the term of the International assignment;

4.	agree to abide by the terms and conditions of all visas and work permits granted to enable me to perform the work required in respect of the International assignment;

5.	declare that where I have provided personal information about an individual (such as myself, family, relative, solicitor or contact person), I have made, or will immediately make, the individual aware of that fact and:

•	that their personal information has been collected by National Australia Bank Limited for the purposes of the International assignment;

•	that their personal information may be disclosed to other organisations involved in the relocation, management or administration of the International assignment, as required by law or with their consent;

•	that I may not be able to obtain some services as part of the international assignment if that individual’s personal information is not provided;

•	that the individual can gain access to their personal information by contacting Global Assignment Services, Melbourne, Australia.

•	I understand that the National Australia Bank is working with Deloitte Touche Tohmatsu Ltd (Deloitte), to develop a workflow management tool to facilitate the international assignment process (referred to as a Global Mobility Assignment Platform (GMAP)) and I consent to NAB disclosing my relevant personal information to Deloitte for the purpose of developing the GMAP workflow tool.

Signature	Date

SUMMARY OF MAIN TERMS OF YOUR INTERNATIONAL ASSIGNMENT

Employee Name:	Peter Chapman

Home Business Unit:	Wholesale Banking, Melbourne

Host Business Unit:	Great Western Bank, Sioux Falls

Host Location:	Sioux Falls - USA

Job Title:	Chief Financial Officer

Commencement Date of Assignment:	Month of January 2013

Period of Assignment:	2 years

US Pay Cycle:	Monthly

US Fixed Remuneration:	USD $310,000 per annum

Performance Incentive:	30%

Home Country Total Employment Compensation:	AUD $300,000 per annum

Housing Allowance:	USD $3200 net per month

Motor Vehicle:	Two vehicles provided.

Travel Home:	Economy class per family member per annum

Net Transfer Allowance (each way):	AUD 4,300 net

Annual Leave:	20 days

Travel Days (each way):	Two days

Settling In Leave:	Two days

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